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[LOGO OF AIM INVESTMENTS]             MASTER RELATED AGREEMENT TO
                                      FIRST RESTATED
                                      MASTER DISTRIBUTION PLAN
                                      (REIMBURSEMENT)
                                      (INVESTOR CLASS SHARES)

This Master Related Agreement (the "Agreement") is entered into in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") by each registered investment company, listed in Schedule A to this Agreement (each individually referred to as a "Fund", or collectively, "Funds"), severally, on behalf of each of the series of common stock or beneficial interest, as the case may be, set forth in Schedule A to this Agreement (each, a "Portfolio" ), with respect to the Investor Class Shares of each such Portfolio listed on Schedule A. This Agreement, being made between A I M Distributors, Inc. ("Distributors") and each Fund, on behalf of each applicable Portfolio, defines the services to be provided by Distributors, or its designees, for which it is to receive its allocated share of expenses incurred pursuant to the First Restated Master Distribution Plan (Investor Class Shares) (the "Plan") adopted by each of the Funds. The Plan has been approved by a majority of the directors/trustees ("Trustees") of each of the Funds, including a majority of the Trustees who have no direct or indirect financial interest in the operation of the Plan or this Agreement (the "Dis-Interested Trustees"), by votes cast in person at a meeting called for the purpose of voting on the Plan.

1. a. Distributors may use payments received pursuant to Paragraph 2 of this Agreement to provide continuing personal shareholder services to customers who may, from time to time, directly or beneficially own shares of the Funds. Continuing personal shareholder services may include but are not limited to, distributing sales literature to customers, answering routine customer inquiries regarding the Funds, assisting customers in changing dividend options, account designations and addresses, and in enrolling in any of several special investment plans offered in connection with the purchase of the Funds' shares, assisting customers in the establishment and maintenance of customer accounts and records and in the placement of purchase and redemption transactions, assisting customers in investing dividends and capital gains distributions automatically in shares, and providing such other services as the Funds or the customer may reasonably request and Distributors agrees to provide. Distributors will not be obligated to provide services which are provided by a transfer agent for a Fund with respect to a Portfolio.

       b. Distributors may also use the payments received pursuant to Paragraph 2 of this Agreement for distribution-related services. As used in this Agreement, "distribution-related services" shall mean any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, organizing and conducting sales seminars, implementing advertising programs, engaging finders and paying finders fees, printing prospectuses and statements of additional information (and supplements thereto) and annual and semi-annual reports for other than existing shareholders, preparing and distributing advertising material and sales literature, making supplemental payments to dealers and other institutions as asset-based sales charges, and administering the Plan.

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       c. Distributors may provide the services described in paragraphs a. and
       b. above either directly or through third parties (its "designees").

2. For the services provided by Distributors or its designees pursuant to this Agreement, each Fund, on behalf of a Portfolio, shall expend, on a monthly basis, and shall reimburse Distributors to such extent, for Distributors' actual direct expenditures incurred over a rolling twelve-month period (or the rolling twenty-four month period specified below) in engaging in the activities and providing the services specified in Sections 3 and 4 of the Plan, an amount computed at an annual rate of 0.25% of the average daily net assets of such Portfolio during the month as applied to the average net asset value of the shares of such Portfolio purchased or acquired through exchange on or after the Plan Calculation Date shown for such Portfolio on Schedule A. Distributors shall not be entitled hereunder to reimbursement for overhead expenses (overhead expenses defined as customary overhead not including the costs of Distributors' personnel whose primary responsibilities involve marketing of the Funds). Payments by a Fund on behalf of a Portfolio hereunder, for any month, may be made only with respect to: (a) expenditures incurred by Distributors during the rolling twelve-month period in which that month falls, or (b) to the extent permitted by applicable law, for any month during the first twenty-four months following a Portfolio's commencement of operations, expenditures incurred by Distributors during the rolling twenty-four month period in which that month falls, and any expenditures incurred in excess of the limitations described above are not reimbursable. No Fund on behalf of a Portfolio shall be authorized to expend, for any month, a greater amount out of its assets to reimburse Distributors for expenditures incurred during the rolling twenty-four month period referred to above than it would otherwise be authorized to expend out of its assets to reimburse Distributors for expenditures incurred during the rolling twelve-month period referred to above.

3. The total of the fees calculated for all of the Funds listed on Schedule A for any period with respect to which calculations are made shall be paid to Distributors within10 days after the close of each month.

4. Distributors shall furnish the Funds with such information as shall reasonably be requested by the Trustees of the Funds with respect to the fees paid to Distributors pursuant to this Agreement.

5. Distributors shall furnish the Trustees of the Funds, for their review on a quarterly basis, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

6. Distributors may enter into other similar Master Related Agreements with any other investment company without a Fund's consent.

7. This Agreement shall become effective immediately upon its approval by a majority of the Trustees of each of the Funds, including a majority of the Dis-Interested Trustees, by votes cast in person at a meeting called for the purpose of voting on the Plan and this Agreement.

8. This Agreement shall continue in full force and effect as long as the continuance of the Plan and this Agreement are approved at least annually by a vote of the Trustees,

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       including a majority of the Dis-Interested Trustees, cast in person at a meeting called for the purpose of voting thereon.

9. This Agreement may be terminated with respect to any Fund at any time without payment of any penalty by the vote of a majority of the Trustees of such Fund who are Dis-interested Trustees or by a vote of a majority of the Fund's outstanding shares, on sixty (60) days' written notice. It will be terminated by any act which terminates the Fund's Plan, and in any event, it shall terminate automatically in the event of its assignment as that term is defined in the 1940 Act.

10.    This Agreement may be amended by mutual written agreement of the parties.

11. All communications should be sent to the address of each signor as shown at the bottom of this Agreement.

12. This Agreement shall be construed in accordance with the laws of the State of Texas.

                                 A I M DISTRIBUTORS, INC.

                                 By:    /s/ Gene L. Needles
                                        --------------------------------------
                                 Name:  Gene L. Needles
                                 Title: President

                                 11 Greenway Plaza, Suite 100
                                 Houston, Texas 77046-1173
                                 Attn: President

EFFECTIVE SEPTEMBER 20, 2006

                                 FUND (LISTED IN SCHEDULE A)
                                 on behalf of the Investor Class Shares of each Portfolio listed on Schedule A

                                 By:    /s/ Philip A. Taylor
                                        --------------------------------------
                                 Name:  Philip A. Taylor
                                 Title: President

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                                SCHEDULE "A" TO
                               RELATED AGREEMENT

 Fund                                                    Plan Calculation Date
 ----                                                    ---------------------

 AIM EQUITY FUNDS
 AIM Large Cap Growth Fund Investor Shares                 November 3, 2003
 AIM Diversified Dividend Fund Investor Shares             July 18, 2005

 AIM FUNDS GROUP
 AIM Basic Balanced Fund Investor Shares                   July 18, 2005

 AIM GROWTH SERIES
 AIM Small Cap Growth Fund Investor Shares                 April 10, 2006

 AIM INTERNATIONAL MUTUAL FUNDS
 AIM European Growth Fund Investor Shares                  November 24, 2003

 AIM INVESTMENT SECURITIES FUNDS
 AIM High Yield Fund Investor Shares                       November 3, 2003
 AIM Income Fund Investor Shares                           November 3, 2003
 AIM Intermediate Government Fund Investor Shares          November 24, 2003
 AIM Municipal Bond Fund Investor Shares                   November 24, 2003
 AIM Real Estate Fund Investor Shares                      November 3, 2003

 AIM SECTOR FUNDS
 AIM Technology Fund Investor Shares                       November 24, 2003

 AIM STOCK FUNDS
 AIM Dynamics Fund Investor Shares                         June 1, 2000

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